Exhibit 99.1

Cognex Reports Record First Quarter Revenue, Net Income and EPS

NATICK, Mass.--(BUSINESS WIRE)--April 30, 2014--Cognex Corporation (NASDAQ: CGNX) today announced its results for the first quarter of 2014. Selected financial data for the quarter ended March 30, 2014 is compared to the first and fourth quarters of 2013 in Table 1 below. A reconciliation of certain financial measures from GAAP to non-GAAP is shown in Exhibit 2 of this news release.

Table 1

	Revenue	Net Income	Net Income per Diluted Share*
Quarterly Comparisons
Current quarter: Q1-14	$90,929,000	$18,506,000	$0.21
Prior year’s quarter: Q1-13	$80,892,000	$15,583,000	$0.18
Change from Q1-13 to Q1-14	12%	19%	17%
Prior quarter: Q4-13	$95,696,000	$20,443,000	$0.23
Change from Q4-13 to Q1-14	(5%)	(9%)	(9%)

*Adjusted for the two-for-one stock split effective September 16, 2013.

“Cognex started 2014 on a fantastic note,” said Dr. Robert J. Shillman, Chairman of Cognex. “We reported the highest first quarter revenue, net income and earnings per share in Cognex’s 33-year history.”

“Our record first quarter financial performance is the direct result of the investments in new product development and sales that we made over the past several years,” said Robert J. Willett, Chief Executive Officer of Cognex. “Revenue grew 12% year-on-year, reflecting the acceleration of business that began in the second half of 2013 and which continued through the first quarter of 2014. Operating margin and net margin were also higher than a year ago due to the leverage we have in our business model. In addition to these strong financial results, we also closed a record $40 million piece of business that we believe positions us for an outstanding year.”

“Regarding our guidance for Q2, as you will see in the Financial Outlook section below, we are planning for both revenue and operating expenses to increase substantially on both a year-on-year and sequential basis. We believe that the revenue growth will come from the strong demand we are currently experiencing for our products combined with the recognition of some deferred revenue from SISD, our Surface Inspection Systems Division. We expect higher expenses in Q2 due to a number of factors including incremental support capabilities for our recently announced $40 million business win, legal costs associated with a patent lawsuit we filed against one of our competitors and additional investments that we are making in growth areas.”

Details of the Quarter

Statement of Operations Highlights – First Quarter of 2014

  Revenue for Q1 2014 increased 12% over Q1 2013 and decreased 5% from Q4 2013. Growth year-on-year came from the factory automation market, where revenue increased 19% year-on-year. Revenue decreased on a sequential basis, as expected, as a result of the typical seasonal decline in factory automation from Q4 to Q1.
  Gross margin was 77% for Q1 2014 as compared to 76% in Q1 2013 and 77% in Q4 2013. The increase year-on-year was due to a higher percentage of revenue coming from modular vision systems, which have higher product margins than surface inspection systems. Product margins for modular vision systems also increased due to the favorable impact of higher sales volume.
  Research, Development & Engineering (RD&E) expenses increased 10% over Q1 2013 and decreased 2% from Q4 2013. The increase year-on-year was due to Cognex’s investment in new product development and higher stock option expense. The sequential decrease was due to the timing of outside services and a lower bonus accrual, partially offset by higher employee-related costs.
  Selling, General & Administrative (SG&A) expenses increased 8% from Q1 2013 and decreased 3% from Q4 2013. The increase year-on-year was due to investments made to grow Cognex’s sales force. The sequential decrease was due to lower commissions and the timing of marketing initiatives, partially offset by higher employee-related costs.
  The tax rate was 19% in Q1 2014, 16% in Q1 2013 and 18% in Q4 2013. Excluding tax adjustments, the rate was 19% in each period (tax adjustments are summarized in Exhibit 2).

Balance Sheet Highlights – March 30, 2014

  Cognex’s financial position as of March 30, 2014, was very strong, with no debt and $464,000,000 in cash and investments. Cognex spent $14,000,000 in the first quarter to repurchase 380,000 shares of its common stock at an average price of $37.60 per share. Cognex repurchased these shares to offset the potential dilution from 2014 employee stock options awards, which the company believes are instrumental in its ability to recruit, retain and motivate the highest caliber employees. The company intends to continue to repurchase shares of its common stock in 2014, subject to market conditions and other relevant factors.

Financial Outlook

  Cognex expects revenue for Q2 2014 to be between $101 million and $105 million. This range includes the recognition of some surface inspection revenue that had been deferred.
  Gross margin is expected to be in the mid-70% range.
  On a sequential basis, operating expenses are expected to increase by up to 15%. This increase is partially due to additional support required for the $40 million business win that was announced on April 23, 2014, further investments in growth areas and legal fees related to the company’s patent lawsuit against Microscan Systems, Inc.
  The effective tax rate is expected to be 19% before discrete tax items.

Non-GAAP Financial Measures

  Exhibit 2 of this news release includes a reconciliation of certain financial measures from GAAP to non-GAAP. Cognex believes these non-GAAP financial measures are helpful because they allow investors to more accurately compare Cognex results over multiple periods using the same methodology that management employs in its budgeting process and in its review of Cognex’s operating results. In particular, non-GAAP presentations exclude the following: (1) stock option expense for the purpose of calculating non-GAAP adjusted operating income, non-GAAP adjusted net income and non-GAAP adjusted net income per share (because these expenses have no current effect on cash or the future uses of cash, and they fluctuate as a result of changes in Cognex’s stock price), and (2) certain one-time discrete events, such as tax adjustments. Cognex does not intend for non-GAAP financial measures to be considered in isolation, nor as a substitute for financial information provided in accordance with GAAP.
  The tax effect of items identified in the reconciliation is estimated by applying the effective tax rate to the pre-tax amount. However, if a specific tax rate or tax treatment is required because of the nature of the item and/or the tax jurisdiction where the item was recorded, the tax effect is estimated by applying the relevant specific tax rate or tax treatment rather than the effective tax rate.

Analyst Conference Call and Simultaneous Webcast

  Cognex will host a conference call today at 5:00 p.m. eastern time. The telephone number is (866) 256-9239 (or (703) 639-1213 if outside the United States). A replay will begin at 8:00 p.m. eastern time today and will run continuously until 11:59 p.m. Eastern time on Saturday, May 3, 2014. The telephone number for the replay is (888) 266-2081 (or (703) 925-2533 if outside the United States). The access code for both the live call and the replay is 1636071.
  Internet users can listen to a real-time audio broadcast of the conference call or an archived recording on the Cognex Investor Relations website: http://www.cognex.com/Investor.

About Cognex Corporation

Cognex Corporation designs, develops, manufactures and markets a range of products that incorporate sophisticated machine vision technology that gives them the ability to “see.” Cognex products include barcode readers, machine vision sensors and machine vision systems that are used in factories, warehouses and distribution centers around the world to guide, gauge, inspect, identify and assure the quality of items during the manufacturing and distribution process. Cognex is the world's leader in the machine vision industry, having shipped more than 975,000 vision-based products, representing over $4 billion in cumulative revenue, since the company's founding in 1981. Headquartered in Natick, Massachusetts, USA, Cognex has regional offices and distributors located throughout North America, Japan, Europe, Asia and Latin America. For details visit Cognex online at http://www.cognex.com.

Certain statements made in this news release, which do not relate solely to historical matters, are forward-looking statements. These statements can be identified by use of the words “expects,” “anticipates,” “estimates,” “believes,” “projects,” “intends,” “plans,” “will,” “may,” “shall,” “could,” “should,” and similar words and other statements of a similar sense. These forward-looking statements, which include statements regarding business and market trends, future financial performance, customer order rates and demand, the timing of certain revenue recognition, expected areas of growth, future product mix, research and development activities, investments, stock repurchases, and strategic plans, involve known and unknown risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include: (1) current and future conditions in the global economy; (2) the cyclicality of the semiconductor and electronics industries; (3) the reliance on revenue from the automotive or consumer electronics industries; (4) the inability to penetrate new markets; (5) the inability to achieve significant international revenue; (6) fluctuations in foreign currency exchange rates and the use of derivative instruments; (7) the loss of a large customer; (8) the inability to attract and retain skilled employees; (9) the reliance upon key suppliers to manufacture and deliver critical components for our products; (10) the failure to effectively manage product transitions or accurately forecast customer demand; (11) the inability to design and manufacture high-quality products; (12) the technological obsolescence of current products and the inability to develop new products; (13) the failure to properly manage the distribution of products and services; (14) the inability to protect our proprietary technology and intellectual property; (15) our involvement in time-consuming and costly litigation; (16) the impact of competitive pressures; (17) the challenges in integrating and achieving expected results from acquired businesses; (18) potential impairment charges with respect to our investments or for acquired intangible assets or goodwill; (19) exposure to additional tax liabilities; (20) information security breaches or business system disruptions; and (21) the other risks detailed in Cognex reports filed with the SEC, including its Form 10-K for the fiscal year ended December 31, 2013. You should not place undue reliance upon any such forward-looking statements, which speak only as of the date made. Cognex disclaims any obligation to update forward-looking statements after the date of such statements.

Exhibit 1
COGNEX CORPORATION
Statements of Operations
(Unaudited)
Dollars in thousands, except per share amounts

	Three-months Ended
	Mar. 30,	Dec. 31,	Mar. 31,
	2014	2013	2013

Revenue	$90,929	$95,696	$80,892

Cost of revenue (1)	21,084	22,159	19,423

Gross margin	69,845	73,537	61,469
Percentage of revenue	77%	77%	76%

Research, development, and engineering expenses (1)	12,502	12,695	11,321
Percentage of revenue	14%	13%	14%

Selling, general, and administrative expenses (1)	34,900	36,007	32,167
Percentage of revenue	38%	38%	40%

Operating income	22,443	24,835	17,981
Percentage of revenue	25%	26%	22%

Foreign currency gain (loss)	(110)	(343)	63

Investment and other income	514	367	509

Income before income tax expense	22,847	24,859	18,553

Income tax expense	4,341	4,416	2,970

Net income	$18,506	$20,443	$15,583
Percentage of revenue	20%	21%	19%

Earnings per weighted-average common and common-equivalent share (2):
Basic	$0.21	$0.23	$0.18
Diluted	$0.21	$0.23	$0.18

Weighted-average common and common-equivalent shares outstanding (2):
Basic	86,879	87,096	86,522
Diluted	89,259	89,265	88,260

Cash dividends per common share (2)	$-	$-	$-

Cash and investments per common share (2)	$5.34	$5.24	$4.76

Book value per common share (2)	$7.61	$7.42	$6.90

(1) Amounts include stock option expense, as follows:
Cost of revenue	$348	$217	$290
Research, development, and engineering	1,056	576	813
Selling, general, and administrative	2,600	1,528	2,195
Total stock option expense	$4,004	$2,321	$3,298

(2) Prior period share and per share amounts have been adjusted to reflect the 2-for-1 stock split of the Company's common stock that occurred in Q3 of 2013.

Exhibit 2
COGNEX CORPORATION
Reconciliation of Selected Items from GAAP to Non-GAAP
(Unaudited)
Dollars in thousands, except per share amounts

	Three-months Ended
	Mar. 30,	Dec. 31,	Mar. 31,
	2014	2013	2013
Adjustment for stock option expense

Operating income (GAAP)	$22,443	$24,835	$17,981
Stock option expense	4,004	2,321	3,298
Operating income (Non-GAAP)	$26,447	$27,156	$21,279
Percentage of revenue (Non-GAAP)	29%	28%	26%

Net income (GAAP)	$18,506	$20,443	$15,583
Stock option expense	4,004	2,321	3,298
Tax effect on stock options	(1,306)	(756)	(1,094)
Net income (Non-GAAP)	$21,204	$22,008	$17,787
Percentage of revenue (Non-GAAP)	23%	23%	22%

Net income per diluted share (GAAP) (1)	$0.21	$0.23	$0.18
Stock option expense per diluted share	0.04	0.03	0.03
Tax effect on stock options	(0.01)	(0.01)	(0.01)
Net income per diluted share excluding stock option expense (Non-GAAP)	$0.24	$0.25	$0.20

(1)	Prior period per share amounts have been adjusted to reflect the 2-for-1 stock split of the Company's common stock that occurred in Q3 of 2013.

Exclusion of tax adjustments

Income before income tax expense (GAAP)	$22,847	$24,859	$18,553

Income tax expense (GAAP)	$4,341	$4,416	$2,970
Effective tax rate (GAAP)	19%	18%	16%

Tax adjustments:
True up of annual tax rate	-	(307)	-
Discrete tax events	-	-	(555)
	-	(307)	(555)

Income tax expense excluding tax adjustments (Non-GAAP)	$4,341	$4,723	$3,525
Effective tax rate (Non-GAAP)	19%	19%	19%

Exhibit 3
COGNEX CORPORATION
Balance Sheets
(Unaudited)
In thousands

	March 30,	December 31,
	2014	2013

Assets

Cash and investments	$464,156	$455,121

Accounts receivable	51,947	53,015

Inventories	28,434	25,694

Property, plant, and equipment	37,826	37,136

Goodwill and intangible assets	95,496	96,412

Other assets	39,658	42,321

Total assets	$717,517	$709,699

Liabilities and Shareholders' Equity

Accounts payable and accrued liabilities	$35,811	$43,818

Income taxes	4,215	6,028

Deferred revenue and customer deposits	16,443	15,941

Shareholders' equity	661,048	643,912

Total liabilities and shareholders' equity	$717,517	$709,699

Exhibit 4
COGNEX CORPORATION
Additional Information Schedule
(Unaudited)
Dollars in thousands

	Three-months Ended
	Mar. 30,	Dec. 31,	Mar. 31,
	2014	2013	2013

Revenue	$90,929	$95,696	$80,892

Revenue by division:
Modular Vision Systems Division	90%	89%	87%
Surface Inspection Systems Division	10%	11%	13%
Total	100%	100%	100%

Revenue by geography:
Americas	42%	42%	34%
Europe	33%	32%	32%
Asia	15%	17%	22%
Japan	10%	9%	12%
Total	100%	100%	100%

Revenue by market:
Factory automation	83%	84%	78%
Web and surface inspection	10%	11%	13%
Semiconductor and electronics capital equipment	7%	5%	9%
Total	100%	100%	100%

CONTACT:
Cognex Corporation
Susan Conway, 508-650-3353
Director of Investor Relations
susan.conway@cognex.com